Exhibit 10.1

CONSULTING AGREEMENT

            AGREEMENT by and between Rango Energy, Inc. (the "Company") having its principal place of business at 400 South Zang Boulevard, Suite 812, Dallas, Texas 75208 and San Diego Torrey Hills Capital, Inc. (the "Consultant") having its principal place of business at 16236 San Dieguito Road, Suite 2-10, P. O. Box 8071, Rancho Santa Fe, California 92067. The Agreement will become effective upon the date of the signing of this Agreement.

            WHEREAS, the Company desires to retain the Consultant for consulting services in connection with the Company's business affairs on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

            NOW THEREFORE, the parties agree as follows:

1.        Term: An initial term of six (6) months from the date hereof. After the initial six (6) month term, this Agreement will be automatically extended and shall terminate on a date which is thirty (30) days following delivery of written notice of termination by one party to the other in accordance with the notice provisions of the Agreement.

2.        Nature of Services: The Company hereby engages the Consultant to render the services hereinafter described during the term hereof (it being understood and agreed that the Consultant is free to tender the same or similar services to any other entity selected by it):

Develop, coordinate, manage and execute a comprehensive corporate finance and investor relations campaign for the Company, including the following:

  Build and maintain an informed investor audience for the Company for distribution of relevant news, PR's, and company updates;

  Increase awareness about the Company through access to our established relationships with investment professionals, including investment advisors, money managers, analysts, and market makers; and

  Coordinate conference calls and schedule road show meetings between management and investment professionals.

All services rendered by the Consultant will be in accordance with Securities and Exchange Commission rules and regulations.

3.        Responsibilities of the Company: The Company shall provide the Consultant with all financial and business information about the Company as reasonably requested by the Consultant in a timely manner, unless it contravenes public disclosure laws and/or Securities and Exchange Commission regulations, in which case the Company has the right to withhold that information. In addition, executive officers and directors of the Company shall make themselves available for personal consultations either with the Consultant and/or third party designees, subject to reasonable prior notice, pursuant to the request of the Consultant.

4.        Compensation: For corporate finance, business development, strategic planning, investor relations, and other consulting work, the Company agrees to pay and/or issue to the Consultant the following:

Restricted Common Stock - 750,000 shares of restricted common stock of the Company, which is due and issuable on the date of the signing of this Agreement.

5.        Expenses: The Company shall reimburse the Consultant for actual out-of pocket expenses incurred by the Consultant in connection with the performance by the Consultant of its duties hereunder. The Consultant shall not incur any expenses without obtaining prior written approval from the Company.

6.        Indemnification: The Parties agree to indemnify and hold harmless each other and their affiliates, and their respective officers, directors, employees, agents and controlling persons (The Parties and each such other persons and entities being an "Indemnified Party" for the purposes of this section) from and against any and all losses, claims, damages, and liabilities to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise related to or arising out of any transaction contemplated by this Agreement and the performance by the Consultant of the services contemplated by this Agreement, and all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto; provided that the other party shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Indemnified Party. The Indemnified Party shall promptly notify the Party from which it is seeking indemnification, in writing, of any such loss, claim, damage or liability as it is incurred and provide such Party with the opportunity to defend against or settle such matter with counsel of its choice. Any Party against whom indemnification may be sought shall not be liable to indemnify or provide contribution for any settlement effected without the indemnifying party's prior written consent. In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the other party shall contribute to the amounts paid or payable by such Indemnified Party in respect of such losses, claims in such proportion as is appropriate to reflect not only the relative benefits received by the Parties, but also the relevant fault of each Party, as well as any other relevant equitable considerations.

7.        Complete Agreement: This Agreement contains the entire Agreement between the parties with respect to the contents hereof supersedes all prior agreements and understandings between the parties with the respect to such matters, whether written or oral. Neither this Agreement, nor any term or provisions hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or amendment is sought.

8.        Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one Agreement.

9.        Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement which shall survive such termination in accordance with their terms.

10.        Disclosure: Any financial advice rendered by the Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the prior written approval of the Consultant, unless required by law or statute or any court, governmental or regulatory agency. All non-public information given to the Consultant by the Company will be treated by the Consultant as confidential information and the Consultant agrees not to make use of such information other than in connection with its performance of this Agreement, provided however that any such information may be disclosed if required by any court or governmental or regulatory authority, board or agency. "Non-public information" shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant; (ii) was available to the Consultant prior to its disclosure to the Consultant by the Company, provided that such information is not known by the Consultant to be subject to another confidentiality agreement with another party; or (iii) becomes available to the Consultant on a non-confidentiality basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company.

11.        Notice: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

If to the Consultant:

San Diego Torrey Hills Capital, Inc.
16236 San Dieguito Road, Suite 2-10
P.O. Box 8071
Rancho Santa Fe, California 92067
Attention: Cliff Mastricola

If to the Company:

Rango Energy, Inc.
400 South Zang Boulevard
Suite 812
Dallas, Texas 75208
Attention: Harp Sangha

12.        Severability: Whenever possible, each provision of Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable provision had never been contained herein.

13.        Miscellaneous:

(a)        Except as provided in Section 6, neither the Consultant nor its affiliates, or their respective officers, directors, employees, agents or controlling persons shall be liable, responsible or accountable in damages or otherwise to the Company or its affiliates, or their respective officers, directors, employees, agents or controlling persons for any act or omission performed or omitted by the Consultant with the respect to the services provided by its pursuant or otherwise relating to or arising out of this Agreement.

(b)        All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and the Consultant shall not have any right or authority to bind the Company to any obligation or commitment.

(c)        The parties hereby agree to submit any controversy or claim arising out of or relating to this Agreement to final binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however, that the proposed mediation shall not interfere with or in any way impede the progress of arbitration. The parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder; (ii) the arbitrator shall be authorized and empowered to grant any remedy or relief, which the arbitrator deems just and equitable in nature, including, but not limited to, specific performance, injunction, declaratory judgment and other forms of provisional relief in addition to a monetary award; (iii) the arbitrator may make any other decisions including interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the Commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys' fees to the prevailing party in accordance with Rule45 (d).

(d)        This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principals thereof or the actual domiciles of the parties. Any arbitration or mediation inherited by the parties as provided herein shall be filed and maintained exclusively with the American Arbitration Association's offices located in San Diego, CA and the parties further agree that the provisions of paragraph 8, above, may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to and award of all costs, fees and expenses, including attorneys' fees, to be paid by the party against whom enforcement is ordered.

Agreed and accepted on June 7, 2013 by and between:
Rango Energy, Inc.	San Diego Torrey Hills Capital, Inc.

/s/ Harp Sangha	/s/ Clifford Mastricola
Harp Sangha, Chief Executive Officer	Clifford Mastricola, Principal

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